Pioneer Indo-Asia Fund
10/31/98 NSAR
Responses to Sub-Items 77C and 77D

Sub-Item 77C:  Submission of matters to a vote of security holders (Y)

(a) The registrant held a special meeting of shareholders on Tuesday, September 15, 1998.

(b) Proposal 2 from the registrant's definitive proxy statement filed electronically with the Commission on July 20, 1998 (Accession No. 0001016964-98-000083) (the "Proxy Statement") is incorporated herein by reference in response to this sub-item.

(c) Proposals 1,3 and 4 from the Proxy Statement are incorporated herein by reference in response to this sub-item. The results of shareholder voting under the caption "Results of Shareowner Meeting" from the registrant's October 31, 1998 annual report to shareholders filed electronically with the Commission on December 23, 1998 (Accession No. 0000921447-98-000011) are also incorporated herein by reference in response to this sub-item.

(d) None.


Sub-Item 77D:  Policies with respect to security investments (Y)

(a) None.

(b) None.

(c) None.

(d) None.

(e) None.

(f) None.

(g) The registrant's policy on investing primarily in the securities of Indian issuers was changed with shareholder approval. See response to sub-item 77C(c). Effective October 1, 1998, the registrant invests primarily in securities of Asian issuers, including those in India.